Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.amgen.com

News Release

AMGEN’S THIRD QUARTER 2007 ADJUSTED EARNINGS

PER SHARE INCREASED 4 PERCENT TO $1.08

Third Quarter 2007 Revenue Remained

Unchanged at $3.6 Billion; Anemia Franchise

Product Sales Decreased 16 Percent

Third Quarter 2007 GAAP Earnings Per Share of $0.18 Reflect

$1.0 Billion in Charges Primarily Related to the Write-Off of

In-Process R&D from the Alantos and Ilypsa Acquisitions

and Restructuring Activities

THOUSAND OAKS, Calif. (Oct. 24, 2007) – Amgen (NASDAQ: AMGN) reported adjusted earnings per share (EPS), excluding stock option expense and certain other expenses, of $1.08 for the third quarter of 2007, an increase of 4 percent compared to $1.04 for the third quarter of 2006. Adjusted net income, excluding stock option expense and certain other expenses, decreased 4 percent to $1,181 million in the third quarter of 2007 compared to $1,224 million in the third quarter of 2006. Stock option expense on a per share basis totaled 2 cents and 3 cents for the third quarter of 2007 and 2006, respectively.

Total revenue remained unchanged during the third quarter of 2007 at $3.6 billion versus the third quarter of 2006.

Adjusted EPS and adjusted net income for the third quarter 2007 and 2006 exclude stock option expense, certain expenses related to acquisitions, restructuring charges and certain other items. These expenses and other items are itemized on the attached reconciliation tables. Adjusted EPS including the impact of stock option expense are also itemized on the attached reconciliation tables.

On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Amgen’s GAAP EPS were $0.18 and GAAP net income

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

was $201 million for the third quarter of 2007. These amounts are down from the prior year GAAP EPS of $0.94 and GAAP net income of $1.1 billion. GAAP reported results for the third quarter of 2007 were negatively impacted by the write-off of $590 million of acquired in-process research and development related to the acquisitions of Alantos and Ilypsa; $293 million of charges principally related to asset impairment, accelerated depreciation, staff separation costs and accruals for losses on leased facilities in connection with the previously announced restructuring plan; and the write-off of $90 million of inventory principally due to the changing regulatory and reimbursement environments.

As a result of the regulatory and reimbursement changes to Erythropoiesis Stimulating Agent (ESA) products and their impact on the Company’s operations, in particular Aranesp® (darbepoetin alfa), on Aug. 15, 2007, Amgen announced plans to restructure worldwide operations in order to improve its cost structure while continuing to make significant innovative research and development investments and build the framework for future growth. In connection with this restructuring plan, the Company expects to incur approximately $775 million to $850 million in total restructuring charges (as compared to the prior estimate of $600 million to $700 million). The increase in the total estimated restructuring charges is primarily the result of additional rationalization of manufacturing facilities, including the indefinite postponement of planned manufacturing operations in Ireland and the closure of a clinical manufacturing facility in Thousand Oaks. Through Sept. 30, 2007, Amgen has incurred $582 million of restructuring charges and anticipates that the remaining estimated charges will be incurred in the fourth quarter of 2007 and, to a lesser degree, in 2008.

“Sales of our ESA products were adversely affected by regulatory and reimbursement changes,” said Kevin Sharer, chairman & CEO. “We are making good progress in implementing a global restructuring plan to rationalize our cost structure and improve cash flow, while continuing to invest in the future.”

Product Sales Performance

During the third quarter, total product sales increased 1 percent to $3,524 million from $3,503 million in the third quarter of 2006. Sales in the U.S. totaled $2,809 million, a decline of 2 percent versus $2,864 million in the third quarter of 2006. International sales increased 12 percent to $715 million versus $639 million in the third quarter of 2006. Changes in foreign exchange positively impacted third quarter 2007 international sales by $46 million. Excluding the impact of foreign exchange, total product sales decreased 1 percent and international product sales increased 5 percent.

Worldwide sales of Aranesp decreased 23 percent to $818 million in the third quarter of 2007 versus $1,067 million in the third quarter of 2006. This was principally driven by a decline in U.S. demand. U.S. Aranesp sales were $460 million versus $720 million in the third quarter of the prior year, a decrease of 36 percent. This was due to a decline in demand primarily reflecting reaction to regulatory and reimbursement developments throughout the year, including the National Coverage Determination (NCD) issued by the

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Center for Medicare & Medicaid Services (CMS) on July 30. To a lesser extent, this also reflects a decline in segment share versus the third quarter of the prior year. International Aranesp sales increased 3 percent to $358 million versus $347 million in the third quarter of 2006, due to changes in foreign exchange which positively impacted third quarter 2007 sales by approximately $24 million. In Europe, growth was negatively impacted by dosing conservatism in the oncology segment and price pressure across the ESA class. Excluding the impact of foreign exchange, worldwide Aranesp sales decreased 26 percent and international sales decreased 4 percent.

Sales of EPOGEN® (Epoetin alfa) decreased 5 percent to $602 million in the third quarter of 2007 versus $633 million in the third quarter of 2006. This was primarily driven by a decline in dose / utilization and increased discounts versus the third quarter of the prior year, partially offset by patient population growth of 3 percent. The decline in dose / utilization reflects reaction to regulatory and reimbursement developments throughout the year, including final KDOQI™ guidelines, revised labeling and pending EMP update.

Combined worldwide sales of Neulasta® (pegfilgrastim) and NEUPOGEN® (Filgrastim), increased 10 percent to $1,100 million in the third quarter of 2007 versus $998 million in the third quarter of 2006. Combined sales of Neulasta and NEUPOGEN in the U.S. were $830 million in the third quarter of 2007 versus $772 million in the third quarter of 2006, an increase of 8 percent primarily driven by favorable wholesaler inventory changes. Combined international sales increased 19 percent to $270 million in the third quarter of 2007 versus $226 million for the same quarter in the prior year, reflecting both increased conversion to Neulasta versus the third quarter of the prior year and changes in foreign exchange which positively impacted third quarter 2007 combined international sales by $18 million. Excluding the impact of foreign exchange, combined worldwide sales increased 8 percent and international product sales increased 12 percent.

Sales of Enbrel® (etanercept) increased 16 percent in the third quarter of 2007 to $821 million versus $705 million during the same period in 2006 driven by an increase in demand due to increases in both patients and net sales price. Sales growth continued in both rheumatology and dermatology, driven by segment growth that was partially offset by slight share declines versus the third quarter of the prior year. ENBREL continues to maintain a leading position in both segments.

Worldwide sales of Sensipar® (cinacalcet HCl) increased 47 percent to $122 million in the third quarter of 2007 versus $83 million in the third quarter of 2006. This growth was principally driven by demand.

VectibixTM (panitumumab) sales for the third quarter were $41 million as compared to $45 million in the second quarter of 2007. This decrease was primarily driven by reaction to unfavorable Panitumumab Advanced Colorectal Cancer Evaluation (PACCE) study results released late in the first quarter of 2007.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Operating Expense Analysis on an Adjusted Basis:

Cost of sales increased 21 percent to $585 million in the third quarter of 2007 versus $485 million in the third quarter of 2006. This increase is primarily driven by product mix, due to higher sales of ENBREL, which is more costly to manufacture, as well as certain other items. These include an excess capacity charge at the Company’s manufacturing facility in Puerto Rico and the write-off of excess inventory primarily related to certain new product presentations. Excess capacity charges are expected to continue to occur through 2008. Cost of sales margin throughout this period is expected to be similar to the third quarter of 2007 due to excess capacity charges and product mix.

Research & Development (R&D) expenses decreased 16 percent to $699 million in the third quarter of 2007 versus $835 million in the third quarter of 2006. R&D expenses were lower primarily due to optimization of ongoing trials, lower in-licensing expenses primarily due to two deals in the third quarter of 2006 and the benefit derived from licensing denosumab in Japan to Daiichi Sankyo. R&D expenses are expected to increase in the fourth quarter versus the third quarter. For the full year, R&D expenses are expected to be below 2006 levels.

Selling, general and administrative (SG&A) expenses increased 3 percent to $804 million in the third quarter of 2007 versus $782 million in the third quarter of 2006. The increase was principally due to higher legal costs associated with ongoing litigation and higher Wyeth profit share expenses due to ENBREL sales growth partially offset by lower promotion and advertising spending on marketed products. SG&A expense growth was essentially flat year-over-year excluding higher Wyeth profit share expenses. As in the past, SG&A expenses are expected to increase in the fourth quarter versus the third quarter, though not as much as in 2006.

During the third quarter of 2007, adjusted EPS grew 4 percent while revenue remained unchanged. Adjusted EPS leverage of 4 percentage points for the third quarter was principally driven by fewer shares used in the computation of adjusted diluted EPS partially offset by higher interest expense.

Average diluted shares for adjusted EPS in the third quarter of 2007 were 1,089 million versus 1,174 million in the third quarter of 2006.

Capital expenditures for the third quarter of 2007 were approximately $306 million versus $376 million in the third quarter of 2006. Capital expenditures for the full year 2007 are expected to be approximately $1.4 billion versus $1.2 billion in the full year 2006. Worldwide cash and marketable securities were $6.0 billion and debt was $11.3 billion at the end of the third quarter of 2007.

The Company reaffirmed its 2007 adjusted EPS guidance range of $4.13 to $4.23 excluding stock option expense and certain other expenses.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Third Quarter Product and Pipeline Update

The Company provided updates on selected late-stage clinical programs including Aranesp, Vectibix, ENBREL, romiplostim (formerly known as AMG 531) and denosumab.

Aranesp: The Company provided an update on its discussions with regulatory agencies regarding product labeling revisions to its ESA products. The Company is working closely with the Food and Drug Administration (FDA) to complete revisions to its U.S. labels based on both the Oncologics Drugs Advisory Committee (ODAC) and Cardiovascular and Renal Drugs Advisory Committee (CRDAC) recommendations. As previously announced the European Medicines Agency’s (EMEA) Committee for Medicinal Products for Human Use (CHMP) has communicated a proposal for amending prescribing information for ESAs in the European Union (E.U.), including Aranesp. The proposed amendments are expected to be finalized by the end of the year.

Vectibix: The Company previously announced that the CHMP issued a positive opinion recommending Vectibix for conditional approval in the E.U. for patients with refractory metastatic colorectal cancer (mCRC) with non-mutated (wild-type) KRAS genes. The Company will continue to integrate KRAS and other biomarker analyses into its ongoing clinical program studying Vectibix in earlier lines of mCRC therapy in combination with chemotherapy, as well as in other tumor types. As a result, the protocols of the Phase 3 studies of Vectibix in the treatment of 1st and 2nd line colorectal cancer are being amended. As part of these modifications, the Company plans to increase enrollment in both studies which will extend the completion of these studies versus previously planned timelines. These study changes are expected to allow the Company to assess the utility of Vectibix in patients with and without mutant KRAS-bearing tumors.

The Company also announced that they and the FDA have adopted changes to the U.S. prescribing information for Vectibix based on the results of the PACCE trial. The update is intended to highlight to clinicians the greater risk seen when Vectibix is combined with Avastin® and the specific chemotherapy used in the PACCE trial to treat patients with 1st line mCRC. Vectibix is not indicated for the 1st line treatment of mCRC and the new safety information applies to an unapproved use of Vectibix.

ENBREL: The Company and Wyeth Pharmaceuticals, a division of Wyeth, have submitted a supplemental Biologics License Application (sBLA) to the FDA for the use of ENBREL in treating pediatric patients with chronic moderate to severe plaque psoriasis who have tried another therapy. If approved by the FDA, ENBREL is expected to be the first biologic, as well as the first systemic medication, indicated to treat this disease in pediatric patients.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Romiplostim (AMG 531): The Company has filed for FDA approval of romiplostim for the treatment of thrombocytopenia in adult patients with chronic immune (idiopathic) thrombocytopenic purpura (ITP) and expects to file in the E.U., Canada and Australia by the end of 2007. Romiplostim successfully met all key endpoints in its pivotal Phase 3 studies and data from both studies as well as a long-term extension study will be presented at the American Society of Hematology (ASH) later this year.

Denosumab: Denosumab is still on target for review of the entire Postmenopausal Osteoporosis (PMO) data set in the second half of 2008. The Company disclosed that its Phase 2 PMO study in Japan met its primary and secondary endpoints.

For more product information or the full prescribing information, please refer to the Amgen Web site at www.amgen.com.

As previously announced, the Company has posted in the Investors section of the Company’s Web site (www.amgen.com/investors) a slide presentation related to its third quarter financial results conference call, scheduled for 2 p.m. Pacific Time today. The conference call will be broadcast over the Internet and can also be found on Amgen’s Web site at the above web address.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2006, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign) and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and health care cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations,

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

litigation and product liability claims. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

CONTACT:	Amgen, Thousand Oaks
David Polk, 805-447-4613 (media)
Arvind Sood, 805-447-1060 (investors)

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Three Months Ended September 30, 2007					Three Months Ended September 30, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$3,524	$—		$3,524		$3,503	$—		$3,503
Other revenues	87	—		87		109	—		109

Total revenues	3,611	—		3,611		3,612	—		3,612

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	792	(4	)(a)	585		489	(4	)(a)	485
		(113	)(b)
		(90	)(c)
Research and development	776	(20	)(a)	699		872	(21	)(a)	835
		(18	)(b)				(16	)(d)
		(17	)(d)
		(22	)(e)
Selling, general and administrative	730	(18	)(a)	804		807	(25	)(a)	782
		92	(b)
Write-off of acquired in-process R&D	590	(590	)(f)	—		—	—		—
Amortization of intangible assets	76	(73	)(g)	—		122	(73	)(g)	—
		(3	)(h)				(49	)(h)
Other items	254	(254	)(b)	—		—	—		—

Total operating expenses	3,218	(1,130)		2,088		2,290	(188)		2,102
Operating income	393	1,130		1,523		1,322	188		1,510
Interest and other income, net	(21)	—		(21)		39	—		39

Income before income taxes	372	1,130		1,502		1,361	188		1,549
Provision for income taxes	171	150	(m)	321		259	66	(n)	325

Net income	$201	$980		$1,181		$1,102	$122		$1,224

Earnings per share:
Basic	$0.19			$1.09		$0.94			$1.05
Diluted (o)	$0.18			$1.08	(a)	$0.94			$1.04	(a)

Average shares used in calculation of earnings per share:
Basic	1,086			1,086		1,167			1,167
Diluted (o)	1,090			1,089		1,178			1,174

(a) - (o)    See explanatory notes on following pages.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Condensed Consolidated Statements of Operations and

Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

	Nine Months Ended September 30, 2007					Nine Months Ended September 30, 2006
	GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense		GAAP	Adjustments		“Adjusted,” Excluding Stock Option Expense
Revenues:
Product sales	$10,693	$—		$10,693		$10,121	$—		$10,121
Other revenues	333	—		333		312	—		312

Total revenues	11,026	—		11,026		10,433	—		10,433

Operating expenses:
Cost of sales (excludes amortization of acquired intangible assets presented below)	1,942	(12	)(a)	1,690		1,534	(5	)(a)	1,529
		(113	)(b)
		(90	)(c)
		(7	)(i)
		(30	)(j)
Research and development	2,444	(68	)(a)	2,279		2,315	(78	)(a)	2,188
		(18	)(b)				(32	)(d)
		(54	)(d)				(17	)(e)
		(25	)(e)
Selling, general and administrative	2,360	(60	)(a)	2,392		2,336	(96	)(a)	2,233
		92	(b)				(7	)(e)
Write-off of acquired in-process R&D	590	(590	)(f)	—		1,101	(1,101	)(f)	—
Amortization of intangible assets	224	(221	)(g)	—		296	(247	)(g)	—
		(3	)(h)				(49	)(h)
Other items	543	(543	)(b)	—		—	—		—

Total operating expenses	8,103	(1,742)		6,361		7,582	(1,632)		5,950
Operating income	2,923	1,742		4,665		2,851	1,632		4,483
Interest and other income, net	(20)	51	(k)	31		140	—		140

Income before income taxes	2,903	1,793		4,696		2,991	1,632		4,623
Provision for income taxes	572	92	(l)	980		874	189	(n)	1,063
		316	(m)

Net income	$2,331	$1,385		$3,716		$2,117	$1,443		$3,560

Earnings per share:
Basic	$2.07			$3.30		$1.79			$3.01
Diluted (o)	$2.06			$3.29	(a)	$1.77			$2.99	(a)

Average shares used in calculation of earnings per share:
Basic	1,127			1,127		1,181			1,181
Diluted (o)	1,133			1,131		1,194			1,190

(a) - (o)    See explanatory notes on following pages.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Notes to Reconciliation of GAAP Earnings to “Adjusted” Earnings - Excluding Stock Option Expense

(In millions, except per share data)

(Unaudited)

(a)	To exclude the impact of stock option expense recorded in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For the three and nine months ended September 30, 2007 and 2006, the total pre-tax expense for employee stock options in accordance with SFAS No. 123R was $42 million and $140 million and $50 million and $179 million, respectively.

“Adjusted” diluted EPS including the impact of stock option expense for the three and nine months ended September 30, 2007 and 2006 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
“Adjusted” diluted EPS, excluding stock option expense	$1.08	$1.04	$3.29	$2.99
Impact of stock option expense	(0.02)	(0.03)	(0.09)	(0.11)

“Adjusted” diluted EPS, including stock option expense	$1.06	$1.01	$3.20	$2.88

(b)	The following table summarizes the (expense)/income amounts related to the restructuring plan (in millions):

Three Months Ended September 30, 2007	Separation Costs (1)	Asset Impairment (2)	Accelerated Depreciation (3)	Other (4)	Total
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(110)	$—	$(113)
Research and development (R&D)	17	(35)	—	—	(18)
Selling, general and administrative (SG&A)	9	—	—	83	92
Other items	(104)	(71)	—	(79)	(254)

	$(77)	$(110)	$(110)	$4	$(293)

Nine Months Ended September 30, 2007	Separation Costs (1)	Asset Impairment (2)	Accelerated Depreciation (3)	Other (4)	Total
Cost of sales (excluding amortization of intangible assets)	$1	$(4)	$(110)	$—	$(113)
Research and development (R&D)	17	(35)	—	—	(18)
Selling, general and administrative (SG&A)	9	—	—	83	92
Other items	(107)	(357)	—	(79)	(543)

	$(80)	$(396)	$(110)	$4	$(582)

(1)	To exclude severance and other separation costs partially offset by the reversal of previously accrued expenses for bonuses and stock-based compensation awards, which will be forfeited as a result of the employees’ termination.

(2)	To exclude asset impairment charges incurred in connection with the rationalization of our worldwide manufacturing operations in order to gain cost efficiencies and, to a lesser degree, the moderation of the expansion of our research facilities.

(3)	To exclude accelerated depreciation resulting from our decision to accelerate the closure of one of our ENBREL commercial bulk production operations in connection with the rationalization of our worldwide network of manufacturing facilities. The decision to accelerate the closure of this manufacturing operation was principally based on a thorough review of the supply plan for bulk ENBREL inventory across its worldwide manufacturing network, including consideration of expected increases in manufacturing yields, and the determination that the related assets had no future uses in the Company’s operations. The amount included in the table above represents the excess of accelerated depreciation expense over the depreciation that would otherwise have been recorded if there were no plans to accelerate the closure of this manufacturing operation.

(4)	To exclude from SG&A the cost recoveries for certain restructuring expenses, principally with respect to accelerated depreciation, in connection with our co-promotion agreement with Wyeth. Also, to exclude from Other items charges principally related to loss accruals for leases for certain research and development facilities that will not be used in our business.

(c)	To exclude the write-off of inventory principally due to changing regulatory and reimbursement environments.

(d)	To exclude for the applicable periods the ongoing, non-cash amortization of the R&D technology intangible assets acquired with the acquisition of Abgenix, Inc. (“Abgenix”), effective April 1, 2006, and Avidia, Inc. (“Avidia”), effective October 24, 2006. The non-cash charge for 2007 is currently estimated to be approximately $71 million, pre-tax.

(e)	To exclude for the applicable periods merger related expenses incurred due to the Alantos Pharmaceutical Holding, Inc. (“Alantos”), Ilypsa, Inc. (“Ilypsa”), Abgenix and Tularik Inc. (“Tularik”) acquisitions, primarily related to incremental costs associated with retention and/or integration. Substantially all related amounts have been incurred.

(f)	To exclude for the applicable periods the non-cash expense associated with writing-off the acquired in-process research and development (“IPR&D”) related to the acquisitions of Abgenix in 2006 and Alantos and Ilypsa in 2007.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

(g)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex Corporation (“Immunex”) acquisition. The non-cash charge for 2007 is currently estimated to be approximately $295 million, pre-tax.

(h)	To exclude the impairment of a non-ENBREL related intangible asset previously acquired in the Immunex acquisition.

(i)	To exclude merger related expenses incurred due to the Abgenix acquisition, primarily related to incremental costs associated with recording inventory acquired at fair value which is in excess of our manufacturing cost.

(j)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(k)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(l)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service for prior periods.

(m)	To reflect the tax effect of the above adjustments for 2007, excluding for the applicable periods: (1) certain of the restructuring charges (see (b) above), (2) certain components of the write-off of inventory (see (c) above), (3) the write-off of the acquired IPR&D related to the Alantos and Ilypsa acquisitions (see (f) above), (4) the write-off of the cost of a semi-completed manufacturing asset (see (j) above), and (5) the tax benefit recognized as a result of resolving certain non-routine transfer pricing issues with the IRS (see (l) above).

(n)	To reflect the tax effect of the above adjustments for 2006, excluding for the nine-month period the write-off of the acquired IPR&D related to the Abgenix acquisition (see (f) above).

(o)	The following table presents the computations for GAAP and “Adjusted” diluted earnings per share, computed under the treasury stock method. “Adjusted” earnings per share presented below excludes stock option expense:

	Three Months Ended September 30, 2007			Three Months Ended September 30, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for basic and diluted EPS	$201	$1,181		$1,102	$1,224

Shares (Denominator):
Weighted-average shares for basic EPS	1,086	1,086		1,167	1,167
Effect of dilutive securities	4	3	(A)	11	7	(A)

Weighted-average shares for diluted EPS	1,090	1,089		1,178	1,174

Diluted earnings per share	$0.18	$1.08		$0.94	$1.04

	Nine Months Ended September 30, 2007			Nine Months Ended September 30, 2006
	GAAP	“Adjusted,” Excluding Stock Option Expense		GAAP	“Adjusted,” Excluding Stock Option Expense
Income (Numerator):
Net income for basic and diluted EPS	$2,331	$3,716		$2,117	$3,560

Shares (Denominator):
Weighted-average shares for basic EPS	1,127	1,127		1,181	1,181
Effect of dilutive securities	6	4	(A)	13	9	(A)

Weighted-average shares for diluted EPS	1,133	1,131		1,194	1,190

Diluted earnings per share	$2.06	$3.29		$1.77	$2.99

(A)	Dilutive securities used to compute “Adjusted” diluted earnings per share for the three and nine months ended September 30, 2007 and 2006 were computed exclusive of the methodology used to determine dilutive securities under SFAS No. 123R.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Product Sales Detail by Product and Geographic Region

(In millions)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2007		2006	2007		2006
Aranesp® - U.S.	$460		$720	$1,692		$2,029
Aranesp® - International	358		347	1,095		986
EPOGEN® - U.S.	602		633	1,851		1,850
Neulasta® - U.S.	598		560	1,744		1,636
NEUPOGEN® - U.S.	232		212	636		609
Neulasta® - International	165		130	472		363
NEUPOGEN® - International	105		96	307		291
Enbrel® - U.S.	777		669	2,247		1,983
Enbrel® - International	44		36	127		104
Sensipar® - U.S.	88		61	241		163
Sensipar® - International	34		22	94		60
Vectibix™ - U.S.	41		—	137		—
Other product sales - U.S.	11		9	24		26
Other product sales - International	9		8	26		21

Total product sales	$3,524		$3,503	$10,693		$10,121

U.S.	$2,809		$2,864	$8,572		$8,296
International	715	(a)	639	2,121	(b)	1,825

Total product sales	$3,524	(a)	$3,503	$10,693	(b)	$10,121

(a)	For the third quarter of 2007, the change in foreign exchange rates positively impacted product sales by $46 million. Excluding this impact, total product sales would have decreased 1 percent and international product sales would have increased 5 percent over the prior year amounts.

(b)	For the nine months ended September 30, 2007, the change in foreign exchange rates positively impacted product sales by $129 million. Excluding this impact, total product sales would have increased 4 percent and international product sales would have increased 9 percent over the prior year amounts.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and marketable securities	$5,950	$6,277
Trade receivables, net	2,154	2,124
Inventories	2,076	1,903
Other current assets	1,526	1,408

Total current assets	11,706	11,712
Property, plant and equipment, net	5,922	5,921
Intangible assets, net	3,445	3,747
Goodwill	11,314	11,302
Other assets	1,065	1,106

Total assets	$33,452	$33,788

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$4,092	$5,144
Convertible notes	—	1,698	(a)
Other debt	136	100

Total current liabilities	4,228	6,942
Deferred tax liabilities	294	367
Convertible notes	5,080	5,080
Other long-term debt	6,097	2,134
Other non-current liabilities	848	301
Stockholders’ equity	16,905	18,964

Total liabilities and stockholders’ equity	$33,452	$33,788

Shares outstanding	1,087	1,166

(a)	On March 2, 2007, as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option, the Company repurchased $1,702 million, or substantially all of the outstanding convertible notes due in 2032 at their then-accreted value for cash. Accordingly, the convertible notes repurchased were classified as current liabilities and the remaining notes were classified as non-current liabilities at December 31, 2006.

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Amgen’s Third Quarter Revenue Remained Unchanged at $3.6 Billion; Third Quarter Adjusted EPS Increased 4 Percent to $1.08

Amgen Inc.

Reconciliation of “Adjusted” Earnings Per Share Guidance to GAAP

Earnings Per Share Guidance for the Year Ending December 31, 2007

2007
“Adjusted” earnings per share guidance - excluding stock option expense (a)	$4.13 - $4.23

Known adjustments to arrive at GAAP earnings:
Restructuring costs (b)	(0.51) - (0.53)
Write-off of Alantos and Ilypsa acquired in-process research & development (c)	(0.53)
Amortization of acquired intangible assets, product technology rights (d)	(0.16)
Stock option expense (e)	(0.10) - (0.12)
Tax settlement (f)	0.08
Write-off of excess inventory (g)	(0.07)
Amortization of acquired intangible assets, R&D technology rights (h)	(0.04)
Write-off the cost of a semi-completed manufacturing asset (i)	(0.03)
Write-off of deferred financing and related costs (j)	(0.03)
Other merger-related expenses (k)	(0.02)

GAAP earnings per share guidance	$2.68 - $ 2.82

(a)	On October 24, 2007, the Company reaffirmed its adjusted earnings per share guidance, excluding stock option expense.

(b)	To exclude restructuring related costs including asset impairment charges, accelerated depreciation, loss accruals for certain leases and staff separation costs.

(c)	To exclude the non-cash expense associated with writing-off the acquired IPR&D related to the acquisitions of Alantos and Ilypsa.

(d)	To exclude the ongoing, non-cash amortization of acquired product technology rights, primarily ENBREL, related to the Immunex acquisition. The non-cash charge for 2007 is estimated to be approximately $295 million, pre-tax.

(e)	To exclude the estimated stock option expense associated with Amgen’s adoption of Statement of Financial Accounting Standards No. 123R.

(f)	To exclude the income tax benefit recognized as the result of resolving certain non-routine transfer pricing issues with the Internal Revenue Service for prior periods.

(g)	To exclude the write-off of inventory principally due to changing regulatory and reimbursement environments.

(h)	To exclude the ongoing, non-cash amortization of the Research & Development technology intangible assets acquired with the Abgenix and Avidia acquisitions. The total non-cash charge for 2007 is estimated to be approximately $71 million, pre-tax.

(i)	To exclude the impact of writing-off the cost of a semi-completed manufacturing asset that will not be used due to a change in manufacturing strategy.

(j)	To exclude the pro rata portion of the deferred financing and related costs that were immediately charged to interest expense as a result of certain holders of the convertible notes due in 2032 exercising their March 1, 2007 put option and the related convertible notes being repaid in cash.

(k)	To exclude other merger related expenses incurred due to the Tularik, Abgenix, Avidia, Alantos and Ilypsa acquisitions.